Exhibit 1.01

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on June 5, 2018 and made effective as of June 1, 2018, by and among (i) Hickok Waekon, LLC, an Ohio limited liability company (together with its successors and assigns, “Buyer”), (ii) Hickok Incorporated, an Ohio corporation (“Hickok”), (iii) Supreme Electronics Corp., a Mississippi corporation and wholly owned subsidiary of Hickok (“Supreme”), (iv) Waekon Corporation, an Ohio corporation and wholly owned subsidiary of Hickok (“Waekon”, and together with Hickok and Supreme, “Seller Parties,” and each a “Seller Party”), and (v) Robert L. Bauman, an individual (“Bauman”).

RECITALS:

WHEREAS, the Seller Parties’ are engaged in the business of designing and manufacturing of electronic testing products and diagnostic equipment for the automotive and trucking industries, as well as indicators and gauges for the locomotive and aircraft industries (the “Business”), along with other businesses; and

WHEREAS, on the terms and subject to the conditions of this Agreement, Seller Parties desire to sell to Buyer, and Buyer desires to purchase from Seller Parties, certain assets relating to the Business; and

WHEREAS, Bauman is the sole member of Buyer and will benefit from the purchase of Seller Parties’ assets by Buyer.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller Parties hereby agree as follows:

ARTICLE 1

Definitions

1.1     Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 9, or elsewhere herein as indicated in Article 9.

1.2     Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

2.1     Purchase and Sale.

2.1.1      Acquired Assets. On the terms and subject to the conditions contained herein, Seller Parties hereby sell, assign, transfer and deliver to Buyer, and Buyer hereby purchases, acquires and accepts from Seller Parties, free and clear of all Liens other than Permitted Liens, all of Seller Parties’ right, title and interest in and to all of the following assets and only to the extent used primarily in the operation of the Business (the “Acquired Assets”):

(a)     Accounts Receivable. The accounts receivable and notes, bonds and other evidences of indebtedness in favor of Seller Parties that are specifically set forth on Schedule 2.1.1(a) (the “Accounts Receivable”);

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(b)     Fixed Assets. The machinery, equipment, furniture, furnishings, vehicles, computers and computer systems, hardware and other tangible personal property that are specifically set forth on Schedule 2.1.1(b) (the “Fixed Assets”);

(c)     Business Intellectual Property. The Intellectual Property owned or held for use by Seller Parties in its operation of the Business as specifically set forth on Schedule 2.1.1(c) (collectively, the “Business Intellectual Property”), together with the goodwill and right to sue third-parties for past infringement or improper, unlawful or unfair use or disclosure of the Business Intellectual Property;

(d)     Assumed Contracts. To the extent transferable, the Contracts that are specifically set forth on Schedule 2.1.1(d) (collectively, “Assumed Contracts”);

(e)     Books and Records. Other than the Excluded Records, copies all of the books and records of Seller Parties related to the Acquired Assets or the Business, including business records, files, research material, tangible data, invoices, customer lists, vendor lists and service provider lists, whether in written or electronic form; provided, that copies of such books and records shall be provided to Buyer pursuant to Section 7.1.7;

(f)     Listings. All interests in and to telephone and fax numbers, post office boxes and all listings in all telephone books and directories, stationery, forms, labels, shipping materials, catalogs, brochures, art work, photographs, digital marketing materials and advertising and promotional materials, whether in written or electronic form to the extent used primarily in the operations of the Business;

(g)     Real Property. The owned real property that is specifically set forth on Schedule 2.1.1(g) (the “Acquired Real Property”);

(h)     Inventory. The inventory, including all work in process, that is specifically set forth on Schedule 2.1.1(h) (the “Inventory”);

(i)     Permits. The licenses, permits, registrations, certificates of occupancy, approvals, authorizations, qualifications, consents and certificates from any Governmental Authority which are required under applicable Law with respect to the operations of the Business that are specifically set forth on Schedule 2.1.1(i) (collectively, the “Permits”);

(j)     Goodwill. Any and all goodwill of Seller Parties as it relates solely to the Business; and

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(k)     Other Acquired Assets. To the extent not included in the foregoing categories, the assets set forth on Schedule 2.1.1(k).

2.1.2      Excluded Assets. All other assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, real or personal, of Seller Parties (whether or not related to, or used by Seller Parties in its operation of, the Business) not described or listed in Section 2.1.1 are not included in the definition of Acquired Assets and are not being sold, assigned, transferred or delivered to Buyer (collectively, the “Excluded Assets”), including, without limitation, the following:

(a)     Cash; Bank Accounts. All cash, cash equivalents, marketable securities and similar investments, bank accounts, lockboxes and deposits of Seller Parties;

(b)     Insurance Policies. All insurance policies of Seller Parties and all claims and rights of Seller Parties under such insurance policies, whether or not related to the Business;

(c)     Seller Parties Plans. All Seller Parties Plans (including any pension and 401(k) plans);

(d)     Tax Refunds, Credits and Deposits. All (i) claims for and rights of Seller Parties to receive Tax refunds, (ii) claims for and rights of Seller Parties to Tax credits, and (iii) Tax deposits;

(e)     Transaction Documents. All rights of Seller Parties under this Agreement, the other agreements and instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby;

(f)     Excluded Records. (i) Each Seller Party’s minute books, stock books and other organizational records having to do with the formation and capitalization of such Seller Party, (ii) any personnel records and other records relating to the employees of each Seller Party that such Seller Party is required by Law to retain in its possession, and (iii) Tax Returns of each Seller Party (collectively, the “Excluded Records”);

(g)     Excluded Contracts. Any Contracts which are not included among the Assumed Contracts (the “Excluded Contracts”);

(h)     Real Property. All real property which is not included among the Acquired Real Property, including, without limitation, the owned real property located at 10514 Dupont Avenue, Cleveland, Ohio 44108;

(i)     Intercompany Receivables. All intercompany receivables amongst the Seller Parties; and

(j)     Other Excluded Assets. The assets set forth on Schedule 2.1.2(j).

Execution Version

2.1.3     Assumed Liabilities. Each Seller Party hereby assigns and transfers to Buyer, and Buyer hereby assumes and agrees to remain liable for, all of such Seller Party’s liabilities (collectively, the “Assumed Liabilities”) under the following:

(a)     Accounts Payable. All trade accounts payable related to the Business, including, without limitation, those listed on Schedule 2.1.3(a);

(b)     [Reserved];

(c)     Accrued Liabilities. The accrued liabilities of each Seller Party relating to the Business as specifically set forth on Schedule 2.1.3(c) (the “Accrued Liabilities”);

(d)     Assumed Contracts. All of the duties and obligations related to the Assumed Contracts set forth on Schedule 2.1.1(d), but only to the extent (i) accruing and relating solely to the period after the Effective Time and (ii) the corresponding benefits therefrom are validly assigned to and received by Buyer;

(e)     Employee Matters. The liabilities under Section 7.1.8; and

(f)     EEOC Liability. Any and all Liability related to the termination in 2017 of an employee of the Seller Parties, as further described on Schedule 2.1.3(f).

2.1.4     Retained Liabilities. Other than the Assumed Liabilities, Buyer is not assuming and will not become responsible for any Liabilities of any Seller Party (the Liabilities being retained by Seller Parties are hereinafter collectively referred to as the “Retained Liabilities”).

2.1.5     Satisfaction of Liabilities by Seller Parties. To preserve for Buyer the opportunity to maintain good relations with the creditors of the Business and preclude the assertion of claims for nonpayment against Buyer, Seller Parties agree to pay or otherwise satisfy and discharge promptly after the Closing or otherwise in accordance with their terms all Liabilities, except the Assumed Liabilities, owed to the creditors of the Business.

2.2     Consideration.

2.2.1     Purchase Price. In consideration for the transfer of the Acquired Assets by Seller Parties to Buyer, Bauman, or his Affiliate, shall transfer and assign all of his outstanding shares of Hickok to Hickok, equaling approximately 21,413 Class A shares (the “Class A Shares”) and 176,768 Class B shares (the “Class B Shares”, and together with the Class A Shares, the “Shares”) (the “Purchase Price”) in exchange for the Acquired Assets.

2.3     Allocation of Purchase Price. The fair market values of the Acquired Assets and the allocation of the Purchase Price among the Acquired Assets for purposes of Section 1060 of the Internal Revenue Code are to be mutually agreed among the parties as soon as reasonably practicable after the Closing Date, and upon such agreement, Buyer and Seller Parties agree to be bound by such fair market value determination and allocation and to complete and attach Internal Revenue Service Form 8594 to their respective Tax returns accordingly.

Execution Version

ARTICLE 3

Representations and Warranties Concerning the Business and the Seller Parties

The Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

3.1     Organization; Authority and Enforceability.

3.1.1     Hickok and Waekon are corporations duly organized, validly existing, and in good standing under the Laws of the State of Ohio. Supreme is a corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Each Seller Party has all requisite power and authority to own and lease its assets, including the Acquired Assets, and to operate the Business as the same are now being owned, leased and operated. Each Seller Party is qualified to do business as a foreign corporation in each of the states, countries and other jurisdictions where failure to qualify would have an adverse effect on the Business.

3.1.2     Each Seller Party has full legal power, authority and capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by such Seller Party in connection herewith (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller Party and each Seller Ancillary Agreement to which such Seller Party is a party has been duly executed and delivered by the Seller Party a party thereto, and in each case, constitutes the legal, valid and binding obligation of each Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (“Enforceability Exceptions”).

3.2     Noncontravention.

3.2.1     Consents. Except as set forth on Schedule 3.2.1, no waiver, approval, consent or permit of, or filing with or notice to, any Governmental Authority or any other Person is required in connection with the transaction contemplated hereby or the execution, delivery or performance by any Seller Party of this Agreement or any other agreement or document delivered by or on behalf of any Seller Party in connection herewith.

3.2.2     No Conflicts. Except as set forth on Schedule 3.2.2, no action taken or required to be taken by or on behalf of any Seller Party in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement: (a) gives rise to a right of any party to accelerate, amend, modify, or terminate, or require payments under, or require the authorization, consent or approval from any third party or result in the creation of a Lien upon any of the Acquired Assets, pursuant to any Permit or Contract to which any Seller Party is a party or under which such Seller Party is bound; (b) conflicts with or violates: (i) any Law; (ii) the Charter Documents of any Seller Party; (iii) any Contract or permit by which a Seller Party is bound or to which any of the Acquired Assets or the Business are subject; or (iv) any order, arbitration award, judgment, decree or other similar restriction to which any Seller Party is subject; or (c) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

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3.3     Title. The Acquired Assets are owned by each Seller Party, as applicable, free and clear of all Liens other than Permitted Liens.

3.4     Acquired Real Property. Supreme has good and valid title to or a valid leasehold interest in, the Acquired Real Property. Each such lease agreement is in full force and effect, and Supreme is not alleged to be in, breach or default under any Acquired Real Property lease agreement, and there is no event that, but for the passage of time or the giving of notice or both, would constitute or result in any such breach or default. Seller Parties have made available to Buyer prior to the date hereof true, complete and correct copies of any and all Acquired Real Property lease agreements. All such Acquired Real Property (including leasehold interests) are free and clear of Liens other than Permitted Liens.

3.5     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller Party.

3.6     Compliance With Securities Laws. The Seller Parties have complied, and are in compliance, with all applicable federal and state securities laws, violations of which would materially affect the transactions contemplated by this Agreement.

3.7     NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS SECTION 3, NEITHER SELLER PARTIES NOR ANY OTHER PERSON ACTING ON SELLER PARTIES’ BEHALF MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.

ARTICLE 4

Representations and Warranties of Buyer and Bauman

Buyer represents and warrants to the Seller Parties that:

4.1     Organization; Authorization. Buyer is an Ohio limited liability company, duly organized, validly existing and in full force and effect under the laws of the State of Ohio. Buyer and Bauman have full legal power, authority and capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be delivered by Buyer and Bauman in connection herewith (the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby.

4.2     Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by Buyer and Bauman and each Buyer Ancillary Agreement to which Buyer and Bauman are a party has been duly executed and delivered by Buyer and Bauman, as applicable, and, in each case, constitutes the legal, valid and binding obligation of Buyer and Bauman, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Execution Version

4.3     Governmental Authorities; No Conflicts; Consents. Buyer and Bauman are not required to submit any notice, report or other filing with, or obtain any consent, approval or authorization of, any Governmental Authority or other Person in connection with Buyer’s and Bauman’s execution, delivery or performance of this Agreement or any Buyer Ancillary Agreement, and such execution, delivery and performance will not violate any Law by which Buyer or Bauman are bound. The execution, delivery and performance of this Agreement does not violate or conflict with the provisions of any Seller Party’s Charter Documents.

4.4     Share Ownership. Bauman, or an Affiliate of Bauman, is the sole owner of record and the sole beneficial owner of the Shares, and Bauman, or an Affiliate of Bauman, has the absolute and unrestricted power, right and authority to sell the Shares pursuant to this Agreement and shall convey good title to the Shares, free and clear of all Liens and subject to no restrictions, agreements or contractual constraints of any kind. Upon delivery of the Shares owned by Bauman, or an Affiliate of Bauman, to Seller Parties as provided in this Agreement, Seller Parties shall be the full and sole beneficial owners of the Shares, free and clear of all Liens and subject to no restrictions, agreements or contractual constraints of any kind, other than those imposed by applicable Law. The Shares constitute all of the shares of all Seller Parties owned by Bauman.

4.5     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE 5

Closing Deliveries

5.1     Seller Parties’ Closing Deliveries. At or prior to the Closing, the Seller Parties shall deliver to Buyer, or cause to be delivered to Buyer:

(a)     duly executed counterparts of (i) a bill of sale, (ii) the Lease, (iii)an Assignment and Assumption Agreement related to assignment and assumption of the Assumed Contracts and the Assumed Liabilities (the “Assignment and Assumption Agreement”), (iv) the Supply Agreement Side Letter, and (v) the IP Assignment;

(b)     an Assignment and Assumption of Lease (the “Lease Assignment”) by and between Supreme and Buyer, relating to the assignment of that certain agreement dated September 20, 1957 (the “Greenwood Lease”) between Supreme and the City of Greenwood, Mississippi, concerning Supreme’s use and occupancy of certain property located in Greenwood, Mississippi and more particularly identified in the Greenwood Lease, duly executed by Supreme;

(c)     a certificate of good standing as of the most recent practicable date from the Ohio Secretary of State;

(d)     a complete set of the Disclosure Schedules hereto;

(e)     a FIRPTA certificate, duly executed by Supreme;

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(f)     a Real Property Purchase Agreement, evidencing the sale of the Acquired Real Property by Supreme to Buyer (the “Real Property Purchase Agreement”), duly executed by Supreme plus such deeds, instruments and other ancillary documents as required thereunder;

(g)     duly executed counterpart signature page(s) to the Buyer Parties’ Restrictive Covenant Agreement; and

(h)     duly executed counterpart signature page(s) to the Seller Parties’ Restrictive Covenant Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1 shall be in form and substance reasonably satisfactory to Buyer.

5.2     Buyer’s Closing Deliveries. At or prior to the Closing, Buyer shall deliver to Seller Parties (or such other Person designated herein):

(a)     transfer and assignment of the Shares;

(b)     counterpart signature pages to the (i) Lease Assignment, (ii) Lease, (iii) Assumption and Assignment Agreement, (iv) Supply Agreement Side Letter, (v) IP Assignment, (vi) the Real Property Purchase Agreement, and (vii) Seller Parties’ Restrictive Covenant Agreement, in each case duly executed by Buyer;

(c)     counterpart signature page(s) to the Buyer Parties’ Restrictive Covenant Agreement, duly executed by each of Buyer, Bauman and Patrick Bauman; and

(d)     Bauman shall deliver his resignation as Director of Hickok.

Any agreement or document to be delivered to Seller Parties pursuant to this Section 5.2 shall be in form and substance reasonably satisfactory to Seller Parties.

ARTICLE 6

The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place at the offices of Calfee, Halter & Griswold LLP in Cleveland, Ohio, or at such other place as to which Buyer and the Seller Parties may mutually agree or by e-mail exchange of relevant signature pages, deliveries and other documents as Buyer and Seller Parties may mutually agree. The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. (the “Effective Time”) on June 1, 2018 (the “Closing Date”).

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ARTICLE 7

Additional Covenants and Agreements

7.1     Miscellaneous Covenants.

7.1.1     Post-Closing Operations. For a period of not less than three (3) months following the Closing Date, Seller Parties will assist Buyer in the transition of the Business, including, but not limited to, ensuring the continuity of customer communications, development and supply of marketing materials, access to relevant accounting information and transition of applicable software licenses.

7.1.2     No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect.

7.1.3     Further Assurances and Assistance. The Seller Parties acknowledge and agree that at any time and from time to time after the Effective Time, they will execute and deliver to Buyer such further conveyances, assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer’s title to the Acquired Assets. Seller Parties further agree that they shall pay or transfer to Buyer, if and when received, any amounts which shall be received by Seller Parties after the Effective Time in respect of any Accounts Receivable or other assets or rights hereby transferred to Buyer.

7.1.4     Publicity. Seller Parties may issue any public announcements with respect to the specific details of this Agreement or the transactions contemplated hereby without the consent of Buyer. Any public announcements by Buyer will require the prior written consent of Seller Parties, except as required by Law, as required by the regulations promulgated by the Securities and Exchange Commission or as required by the rules of any stock exchange or trading system.

7.1.5     Opus Supply Agreement. Contemporaneously with the Closing, Buyer and Hickok will enter into the Supply Agreement Side Letter, pursuant to which (i) Hickok will grant to Buyer all of its rights under the Supply Agreement and pay to Buyer all amounts that Hickok is entitled to receive under the Supply Agreement and actually receives from Opus for invoices issued to Opus under the Supply Agreement after the Effective Time plus 50% of the credit applied to such invoices in respect of the PO Deposit Amount (as defined in the Supply Agreement) until such PO Deposit Amount is fully depleted; (ii) Buyer will pay, perform, honor and discharge all of Hickok’s obligations to Opus under the Supply Agreement (the “Opus Obligations”) on behalf of Hickok while Hickok remains directly liable to Opus; and (iii) Buyer will grant to Hickok a first priority security interest in all of its equipment and other assets that are necessary to satisfy the Opus Obligations, wherever located, in order to secure its performance of the Opus Obligations and, in the event of any failure of Buyer to pay, perform, honor or discharge any of the Opus Obligations that causes to occur a breach of the Supply Agreement, Buyer will sell to Seller Parties, at Buyer’s cost, the inventory necessary to satisfy the Opus Obligations and grant to Seller Parties a non-exclusive, irrevocable, non-assignable, worldwide, royalty-free license to utilize the Intellectual Property necessary to satisfy the Opus Obligations.

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7.1.6     Name Change; License. Seller Parties will take commercially reasonable efforts to change the Seller Parties’ names to one or more names that do not include the name “Hickok” or “Waekon” or any derivation thereof. For a period of one hundred eighty (180) days after the Closing Date, Buyer hereby grants to the Seller Parties a non-exclusive, irrevocable, non-assignable, worldwide, royalty-free license to utilize the trademark and trade name “Hickok” in its business as then conducted, including (i) in connection with the manufacture, sale, distribution, promotion, advertising, and marketing of Seller Parties’ goods and services, and (ii) on the Seller Parties’ existing signage, business cards, e-mail addresses, packaging, letterhead, invoice forms, websites, advertising, marketing and promotional materials, machinery and equipment, inventory, and other documents and materials containing or bearing the “Hickok” or “Waekon” trademark or trade name. For a period of one hundred eighty (180) days after the Closing Date, Seller Parties hereby grant to Buyer a non-exclusive, irrevocable, non-assignable, worldwide, royalty-free license to utilize email addresses on the domain “Hickok-Inc.com” in its business as then conducted, including (i) in connection with the manufacture, sale, distribution, promotion, advertising, and marketing of Buyer’s goods and services, and (ii) on the Buyer’s existing signage, business cards, packaging, letterhead, invoice forms, websites, advertising, marketing and promotional materials, machinery and equipment, inventory, and other documents and materials containing or bearing email addresses on the “Hickok-Inc.com” domain. Buyer shall use commercially reasonable efforts to change its email addresses to a domain other than Hickok-Inc.com as soon as practicable after the Closing Date.

7.1.7     Post-Closing Access to Information. Buyer acknowledges that the books and records in the possession of Seller Parties related to the Business and Acquired Assets may not be separable from books and records that contain information relating to the Excluded Assets and the Retained Liabilities (the “Dual Records”), and that Buyer shall not acquire an interest in and to any such Dual Records under this Agreement. Upon reasonable advanced request by Buyer, Seller Parties agree to make available to Buyer, at Buyer’s expense at Seller Parties’ offices or another location in Seller Parties’ discretion, such Dual Records specifically requested by Buyer to the extent that Buyer, operating in good faith, has a commercially reasonable need to review such Dual Records.

7.1.8     Employment and Employee Benefit Matters.

(a)     Employee Matters.

(i)     Continuation of Employment; Credited Service. (i)  Effective as of the Effective Time, Buyer shall offer employment (which shall include Buyer’s compliance with Buyer’s covenants set forth in this Section 7.1.8) to all Business Employees who on the Closing Date are actively at work and listed on Schedule 7.1.8(a) (each, an “Active Employee”) in substantially the same positions and at salary and wage levels at least equal to those in place immediately prior to the Effective Time for a period of thirty (30) days following the Closing Date.

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(ii)     For a period of at least thirty (30) days following the Closing Date, Buyer shall maintain employee benefit plans and arrangements for all Transferred Employees and counting all service with the Seller Parties as credited service for eligibility, benefit and all other purposes, that are similar to those being provided to such Transferred Employees immediately prior to the Effective Time and which are available to Buyer on a commercially reasonable basis, other than severance arrangements, equity-based compensation arrangements, and bonus arrangements.

(b)     COBRA Liabilities. To the extent required by Law, Seller Parties agree that they will timely provide all notices and any continuation of health benefit coverage required to be provided to any employees of any Seller Party (including former employees), or the beneficiaries or dependents of such employees (including former employees), under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Internal Revenue Code (herein collectively referred to as “COBRA”), to the extent such notices and continuation of health benefit coverage are required to be provided by any Seller Party by reason of events occurring prior to the Effective Time or by reason of the transactions contemplated by this Agreement. For the purposes of the foregoing, Seller Parties agree that they will treat all employees (and such employees’ beneficiaries and dependents) as of the Closing Date as having incurred a “qualifying event” (within the meaning of ERISA Section 603 and Internal Revenue Code Section 4980B(f)(3)) on the Closing Date.

(c)     No Third-Party Beneficiaries. The parties hereto acknowledge and agree that all provisions contained in this Section 7.1.8 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employee or former employee of Seller Parties or the Business (including the Transferred Employees), any participant in any employee benefit plan maintained by Buyer or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any of its Affiliates.

7.1.9     Securities Laws Filings. The Seller Parties shall promptly make their respective filings, and shall thereafter promptly make any required submissions, under the applicable federal and state securities laws with respect to the transactions contemplated by this Agreement. The Seller Parties shall be obligated to pay all applicable filing fees.

7.1.10     Light Therapy Device.

(a)     Seller Parties has developed a certain light therapy device (the “Light Therapy Device”) and Seller Parties are the exclusive owners of all Intellectual Property rights in and to the Light Therapy Device, including, but not limited to, the entire right, title and interest in and to a patent application that has been  prepared, but not filed, directed to the Light Therapy Device (the “Light Therapy Device Patent Application”). The term “Light Therapy Device Patent Application” shall include the patent application and/or any patents issuing therefrom, together with all reissue applications, divisional applications, continuation applications, continuation-in-part applications, renewal applications, reexaminations, and extensions thereof, as well as all applications claiming priority thereto, all foreign counterpart patents and patent applications claiming priority to any of the foregoing, and all patents and industrial property issuing from any of the foregoing.

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(b)     Buyer shall have an option to further develop the Light Therapy Device and prosecute the Light Therapy Device Patent (the “Option”). Buyer must exercise the Option by delivering written notice to the Seller Parties of such election so that such notice is received by the Seller Parties on or before January 1, 2019 and, in connection with such notice, shall make a nonrefundable payment to Seller Parties in the amount of $7,315 in immediately-available funds (the “Option Exercise Payment”).

(c)     Upon Buyer paying the Option Exercise Payment to Seller Parties, Seller Parties shall, and hereby does, assign to Buyer all of its Intellectual Property Rights in and to the Light Therapy Device, including all rights, title, and interests in and to the Light Therapy Device Patent. Furthermore, within ten (10) business days of Buyer rendering the Option Exercise Payment to Seller Parties, Seller Parties shall execute and provide to Buyer an executed copy of the assignment document attached hereto as Exhibit A attached hereto and made a part hereof.

(d)     In the event Buyer decides not to continue development of the Light Therapy Device, Buyer shall promptly notify Seller Parties and promptly assign to Seller Parties all of its Intellectual Property Rights in and to the Light Therapy Device, including all rights, title, and interests in and to the Light Therapy Device Patent without additional consideration. Buyer shall also promptly deliver all developments, documentation, and prototypes to the Seller Parties without further consideration.

(e)     If at any time Buyer chooses: (i) not to file any patent applications directed to the Light Therapy Device on or before January 1, 2020; (i) not to respond to an Office Action issued in a pending patent application included within the Light Therapy Device Patents, (ii) not to pay an annuity or maintenance fee due in connection with an issued patent included in the Light Therapy Device Patents; (iii) not to file a U.S. nonprovisional application claiming priority to any U.S. provisional patent applications included in the Light Therapy Device Patents; (iv) not to file a continuation, continuation-in-part, or divisional application for any patent application included in the Light Therapy Device Patents ; (iii) not to file an international patent application convention application claiming priority to any patent applications included in the Light Therapy Device Patents; and (iv) not to elect to file any national stage entry for international patent application included in the Light Therapy Device Patents (collectively a “Ceded Prosecution”), Buyer shall provide Notice to Seller Parties of its decision at least forty-five (45) days before the lapse or abandonment becomes effective.  On Seller Parties’ request Buyer shall assign to Seller Parties any such patent or patent application included in the Light Therapy Patents that Buyer has decided to abandon and shall permit Seller Parties to assume responsibility for the Ceded Prosecution and communicate relevant documents from the relevant patent office to Seller Parties.

Execution Version

7.1.11     Greenwood Lease Guaranty Release. From and after the Closing Date, Buyer will take commercially reasonable efforts to terminate the Greenwood Lease Guaranty or otherwise obtain a release of Hickok thereunder. Effective as of the Effective Time, Buyer agrees to grant a first priority security interest on all of its assets to Seller Parties that shall remain effective until such time as Hickok is released from the Greenwood Lease Guaranty, and to take such further steps, including but not limited to executing and delivering to Seller Parties such further conveyances, assignments or other written assurances, as Seller Parties may reasonably request to evidence and perfect such security interest.

7.1.12     Assignment of Contracts, Rights, Etc. Notwithstanding anything contained in this Agreement or the bill of sale, this Agreement and the bill of sale shall not constitute an agreement to assign any Contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller Parties shall use commercially reasonable efforts to obtain the consent of the other party to any of the foregoing to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller Parties agree to (a) cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits thereunder and (b) provide Buyer benefits reasonably equivalent to the benefits thereunder.

7.1.13     Proration of Property Taxes. The parties agree that all property Taxes imposed on or with respect to the Acquired Assets (including, without limitation, property Taxes payable by the tenant or lessee under any lease) will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by Seller Parties for all periods (or portions thereof) through the Closing Date (“Pre-Closing Period”) and by Buyer for all periods (or portions thereof) after the Closing Date (“Post-Closing Period”). Accordingly, notwithstanding any other provision of this Agreement, (i) if Seller Parties pay any such property Tax with respect to a Post-Closing Period, Buyer will reimburse Seller Parties upon demand for the amount of such property Tax; and (ii) if Buyer pays any such property Tax with respect to a Pre-Closing Period, Seller Parties will reimburse Buyer upon demand for the amount of such property Tax.

7.1.14     Post-Closing Release of Liens. As soon as reasonably practicable following the Closing Date, Seller Parties will take commercially reasonable efforts to cooperate with Buyer to obtain releases of:

(a)     (i) that certain Land Deed of Trust and Security Agreement dated as of April 22, 1987 from Supreme in favor of The Huntington National Bank and (ii) that certain Deed of Trust and Collateral Assignment from Supreme in favor of The Huntington National Bank dated as of November 20, 1984 (together, (i) and (ii), the “Huntington Deeds of Trust”);

(b)     any and all Liens on the Acquired Assets granted by Seller Parties to First Francis;

(c)     any and all Liens on the Acquired Assets granted by Seller Parties to IBM and more specifically as evidenced by that certain Initial Financing Statement (File No.: OH00195821731) filed on December 21, 2015 (the “IBM Financing Statement”); and

Execution Version

(d)     any and all Liens on the Acquired Assets granted by Seller Parties to JPMorgan Chase Bank, N.A. in connection with that certain Credit Agreement, dated June 1, 2017 (the “Chase Credit Agreement”).

ARTICLE 8

Indemnification

8.1     Indemnification of Buyer.

8.1.1     From and after the Effective Time, the Seller Parties, on a joint and several basis, shall indemnify and hold harmless Buyer and its Affiliates and each of their respective stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnitees”) from:

(a)     any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by the Seller Parties in this Agreement, or Losses resulting from, relating to or arising out of any third party claim resulting from an alleged breach of any representations and warranties made by the Seller Parties in this Agreement; and/or

(b)     any Losses based upon, arising out of or caused by, any breach or nonperformance of any covenant or obligation made or incurred by the Seller Parties in this Agreement.

8.1.2     The right of the Buyer Indemnitees to indemnification, payment of Losses or other remedy based on the Seller Parties’ representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8.2     Indemnification of Seller Parties. 8.2.1     From and after the Effective Time, Buyer shall indemnify the Seller Parties and their Affiliates and each of their respective stockholders, directors, officers, employees and agents (collectively, the “Seller Indemnitees”) against and hold the Seller Indemnitees harmless from:

(a)     any Losses arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by Buyer in this Agreement;

(b)     any Losses based upon, arising out of, or caused by, any breach or nonperformance of any covenant or obligation made or incurred by Buyer in this Agreement; and

(c)     any Losses based upon, arising out of or caused by the Greenwood Lease Guaranty related to events occurring after the Effective Time.

Execution Version

8.2.2     The right of the Seller Indemnitees to indemnification, payment of Losses or other remedy based on Buyer’s representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8.3     Indemnification Process. No claim for indemnification will arise until notice thereof is given to the party from whom indemnity is sought. In the event that any legal proceedings shall be instituted or any claim or demand be asserted by any third party in respect of which the Seller Parties on the one hand, or Buyer on the other hand, may have an obligation to indemnify the other(s), the party asserting such right to indemnity shall give or cause to be given to the party from whom indemnity may be sought written notice thereof (including the facts constituting the basis therefor) and such party shall have the right, at its option and expense, to be present at the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the party from whom indemnity is sought irrevocably acknowledges full and complete responsibility for indemnification of the party asserting such right to indemnity, in which case such party may assume such control through counsel of its choice (and in which case the party asserting a right to indemnity shall have the right, at its option and expense, to be present at the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof). The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand; provided, however, if the indemnifying party has assumed the defense of such a third party claim, the indemnifying party shall not, without the written consent of the indemnified party, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any expense, obligation or restriction upon the indemnified party, includes any obligations on the part of the indemnified party to take any future actions, or requires the indemnified party to admit or acknowledge to any fact or event, including any violation of Law.

8.4     Limitation of Liabilities.

8.4.1     The aggregate amount of all Losses for which the Seller Parties shall be liable to the Buyer Indemnitees pursuant to Section 8.1 shall not exceed $2,000,000.

8.4.2     Each party acknowledges and agrees that from and after the Effective Time, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Article 8.

ARTICLE 9

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 9, or elsewhere in this Agreement as indicated in this Article 9:

“Accounts Receivable” is defined in Section 2.1.1(a).

Execution Version

“Accrued Liabilities” is defined in Section 2.1.3(c).

“Active Employee” is defined in Section 7.1.8(a)(i).

“Acquired Assets” is defined in Section 2.1.1.

“Acquired Real Property” is defined in Section 2.1.1(g).

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement, as may be amended from time to time.

“Assumed Contracts” is defined in Section 2.1.1(d).

“Assumed Liabilities” is defined in Section 2.1.3.

“Bauman” is defined in preamble of this Agreement.

“Business” is defined in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by law to close.

“Business Employee” means the employees of Seller Parties who are principally engaged in performing services for the Business.

“Buyer Indemnitees” is defined in Section 8.1.1.

“Business Intellectual Property” is defined in Section 2.1.1(c).

“Buyer” is defined in the preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 4.1.

“Buyer Parties’ Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement Pursuant to Purchase Agreement, dated as of the date hereof, by and between Seller Parties, on the one hand, and Buyer, Robert Bauman and Patrick Bauman, as the Restricted Party, on the other hand.

“Ceded Prosecution” is defined in Section 7.1.10(e).

Execution Version

“Charter Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, or the operating agreement and the articles of organization or certificate of formation of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

“Chase Credit Agreement” is defined in Section 7.1.14(d).

“Class A Shares” is defined in Section 2.2.1(a).

“Class B Shares” is defined in Section 2.2.1(a).

“Closing” and “Closing Date” are defined in Article 6.

“COBRA” is defined in Section 7.1.8(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Contracts” means all written or oral agreements, contracts, leases, licenses, purchase and sales orders, commitments, arrangements, letters of understanding or undertakings to which any Seller Party is a party that are related to its operation of the Business or by which any Acquired Asset is bound or is subject to as of the date hereof.

“Copyrights” is included in the definition of Intellectual Property.

“Deferred Revenue” is defined in Section 2.1.4(h).

“Disclosure Schedules” means the Disclosure Schedules annexed hereto and made a part hereof.

“Dual Records” is defined in Section 7.1.7.

“Enforceability Exceptions” is defined in Section 3.1.2.

“Excluded Assets” is defined in Section 2.1.2.

“Excluded Contracts” is defined in Section 2.1.2(g).

“Excluded Records” is defined in Section 2.1.2(f).

“Fixed Assets” is defined in Section 2.1.1(b).

“GAAP” means United States generally accepted accounting principles as in effect either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of Seller Parties.

Execution Version

“Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

“Greenwood Lease” is defined in Section 5.1(b).

“Greenwood Lease Guaranty” means that certain Agreement of Guaranty dated September 20, 1957 between Hickok and the City of Greenwood, Mississippi, pursuant to which Hickok, formerly known as Hickok Electrical Instrument Company, an Ohio corporation, guaranteed the obligations of Supreme under the Greenwood Lease.

“Huntington Deeds of Trust” is defined in Section 7.1.14(a).

“IBM Financing Statement” is defined in Section 7.1.14(c).

“Indebtedness” is defined in Section 2.1.4(g).

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing (collectively “Patents”), (ii) Internet domain names, e-mail addresses, social media websites, pages, accounts and addresses, trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Marks”), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof (“Copyrights”), (iv) computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), and (vi) copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” is defined in Section 2.1.1(h).

“IP Assignment” means that certain Intellectual Property Assignment Agreement, dated as the date hereof, by and among Buyer and Seller Parties.1

1 Determining if two separate agreements, one for Trademarks and one for Patents, are needed or if they can be combined into one.

Execution Version

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or Order, including, without limitation, the Foreign Corrupt Practices Act.

“Lease” means that certain Lease Agreement, dated as of the Closing Date, by and between Hickok, as Landlord, and Buyer as Tenant, pertaining to the Leased Property.

“Lease Assignment” is defined in Section 5.1(b).

“Leased Property” means the real property located at the approximately 7,200 square feet of space in the building located at 10514 Dupont Avenue, Cleveland, Ohio, 44108, situated on land described in the Lease, together with all together with all cubicles and partitions located thereon.

“Liability” and “Liabilities” means any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

“Lien” means any lien, charge, mortgage, deed of trust, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Light Therapy Device” is defined in Section 7.1.10(a).

“Light Therapy Device Patent Application” is defined in Section 7.1.10(a).

“Loss” or “Losses” means any and all losses, Liabilities, damages, diminution in value, costs, expenses, penalties, actions, notices of violation, and notices of Liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal and accounting expenses).

“Marks” is included in the definition of Intellectual Property.

“Option” is defined in Section 7.1.10(b).

“Option Exercise Payment” is defined in Section 7.1.10(b).

“Opus” means the customer Opus Inspection, Inc., a Delaware corporation.

“Opus Obligations” is defined in Section 7.1.5.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority.

“Patents” is included in the definition of Intellectual Property.

“Permits” is defined in Section 2.1.1(i).

Execution Version

“Permitted Liens” means (a) real estate taxes, assessments and other governmental fees or other charges not yet due and payable as of the Closing Date; (b) mechanics’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (c) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (d) easements, covenants, conditions, restrictions and other similar matters of public record which would not materially impair the use or occupancy of such parcel; (e) statutory landlord liens, if any; (f) any other Lien which is not material; (g) Liens granted by Buyer to the Seller Parties to secure the Opus Obligations pursuant to the Supply Agreement Side Letter; (h) Liens evidenced by the Huntington Deeds of Trust, which shall be released as soon as reasonably practicable after the Closing Date; (i) Liens on the Acquired Assets granted in favor of First Francis, which shall be released as soon as reasonably practicable after the Closing Date; (j) Liens evidenced by the IBM Financing Statement, which shall be released as soon as reasonably practicable after the Closing Date; and (k) Liens granted in connection with the Chase Credit Agreement, which shall be released as soon as reasonably practicable after the Closing Date.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plan” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus (including transaction bonus), incentive compensation, equity or equity-based, stock appreciation right, phantom stock, restricted stock or unit, performance stock or unit, employee stock ownership, stock purchase, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts, associations and understandings (written or unwritten) including, without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten), and (iii) all employee benefit plans pursuant to foreign Laws.

“Post-Closing Period” is defined in Section 7.1.13.

“Pre-Closing Period” is defined in Section 7.1.13.

“Purchase Price” is defined in Section 2.2.1.

“Real Property Purchase Agreement” is defined in Section 5.1(g).

“Retained Liabilities” is defined in Section 2.1.3.

“Seller” is defined in the preamble of this Agreement.

Execution Version

“Seller Ancillary Agreements” is defined in Section 3.1.2.

“Seller Indemnitees” is defined in Section 8.2.1.

“Seller Parties” is defined in the Preamble of this Agreement.

“Seller Parties’ Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement Pursuant to Purchase Agreement, dated as of the date hereof, by and between Buyer, on the one hand, and the Seller Parties, as the Restricted Party, on the other hand.

“Seller Plan” means any Plan to which any Seller Party contributes to, is a party to, is bound by or could reasonably be expected to have Liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to, and under which directors, employees, independent contracts, consultants or other members of the workforce of any Seller Party are or have been eligible to participate or derive a benefit.

“Shares” is defined in Section 2.2.1.

“Supply Agreement” means that certain Supply Agreement, dated December 20, 2016, by and between Hickok and Opus.

“Supply Agreement Side Letter” means that certain Supply Agreement Side Letter and Grant of Security Interest, dated as the date hereof, by and among Seller Parties and Buyer.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or Unclaimed Property or other tax assessment or charge of any kind whatsoever imposed by any Taxing Authority, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of contract (whether written or oral), assumption, transferee liability, operation of law, Section 1.1502-6 of the Treasury regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Governmental Authority with respect to Taxes.

“Trade Secrets” is included in the definition of Intellectual Property.

“Transferred Employee” is defined in Section 7.1.8(a)(i).

“Unclaimed Property” means property that has gone unclaimed or abandoned by the rightful owner (including, without limitation, any uncashed dividend or payroll checks, customer deposit, customer overpayment, credit or refund, supplier payment or other tangible or intangible asset held by Seller Parties), which property is required by applicable Law to be either reported, escheated or otherwise remitted to the applicable Governmental Authority that administers unclaimed or abandoned property or funds.

Execution Version

ARTICLE 10

Construction; Miscellaneous Provisions

10.1     Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

10.1.1     If to Buyer:

Hickok Waekon, LLC

10514 Dupont Avenue, Suite 103

Cleveland, Ohio 44108

E-mail: pbauman@hickok-inc.com

with a copy to:

Nicola, Gudbranson & Cooper, LLC

25 W. Prospect Avenue, Suite 1400

Cleveland, Ohio 44115

Attention: James R. Chriszt, Esq.

Facsimile: (216) 621-3999

E-mail: jchriszt@nicola.com

10.1.2     If to any of the Seller Parties, to:

10514 Dupont Avenue, Suite 101

Cleveland, Ohio 44108

E-mail: bpowers@hickok-inc.com

With a copy to:

Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 44114

Attention: Terrence F. Doyle, Esq.

Facsimile: (216) 241-0816

E-mail: tdoyle@calfee.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and the Seller Parties in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or electronic mail, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

Execution Version

10.2     Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, the schedules and exhibits hereto, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

10.3     Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

10.4     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

10.5     Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

10.6     Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the feminine gender includes the masculine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

10.7     Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

10.8     Third Parties. Nothing in this Agreement, express or implied, is intended or shall be construed to confer on any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement and except in respect of Article 8, as it relates to Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement.

10.9     Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

Execution Version

10.10     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice of laws or conflicts of laws provisions thereof. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.1 of this Agreement, and service so made shall be complete as stated in such Section. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTES OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND A TRIAL BY JURY.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and the Seller Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

BUYER:

HICKOK WAEKON, LLC

By:	/s/ Robert L. Bauman
Name: Robert L. Bauman
Title: Member

/s/ Robert L. Bauman
Robert L. Bauman, an individual

SELLER PARTIES:

HICKOK INCORPORATED

By:	/s/ Brian E. Powers
Name: Brian E. Powers
Title: President and CEO

SUPREME ELECTRONICS CORP.

By:	/s/ Brian E. Powers
Name: Brian E. Powers
Title: President and CEO

WAEKON CORPORATION

By:	/s/ Brian E. Powers
Name: Brian E. Powers
Title: President and CEO

[Signature Page to Asset Purchase Agreement]

Schedules

Schedule 2.1.1(a)	Accounts Receivable
Schedule 2.1.1(b)	Fixed Assets
Schedule 2.1.1(c)	Business Intellectual Property
Schedule 2.1.1(d)	Assumed Contracts
Schedule 2.1.1(g)	Acquired Real Property
Schedule 2.1.1(h)	Inventory
Schedule 2.1.1(i)	Permits
Schedule 2.1.1(k)	Other Acquired Assets
Schedule 2.1.2(j)	Excluded Assets
Schedule 2.1.3(a)	Accounts Payable
Schedule 2.1.3(c)	Accrued Liabilities
Schedule 2.1.3(f)	EEOC Liability
Schedule 3.2.1	Consents
Schedule 3.2.2	Conflicts
Schedule 7.1.8(a)	Active Employees

Exhibit A	Light Therapy Device Assignment